SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

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☐ Preliminary Proxy Statement

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☐ Definitive Proxy Statement

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☒ Soliciting Material Pursuant to Section 240.14a-12

NYMEX HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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Nymex Holdings, Inc. (the “Company”) is submitting the following material as a courtesy to the nominees for its Board of Directors. The Company believes that these materials will be distributed by such nominees to stockholders prior to the filing and mailing by the Company of its Definitive Proxy Statement. As a matter of policy, the Company’s current Board of Directors does not make any recommendation to stockholders regarding the election of nominees.

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MICHAEL MILANO

I, Michael Milano, am the beneficial owner of 90,000 shares of common stock of NYMEX Holdings, Inc. and 1 Class A membership in New York Mercantile Exchange, Inc.

A proxy statement containing important information about the election of directors of NYMEX Holdings, Inc. and other matters will be filed with the Securities and Exchange Commission and mailed to the stockholders of NYMEX Holdings prior to NYMEX Holdings’ Annual Meeting of Stockholders scheduled for May 1, 2006. You are urged to read the proxy statement when it becomes available. When it is filed with the SEC, the proxy statement, as well as all of NYMEX Holdings’ SEC filings, can be obtained free of charge from the SEC’s website at www.sec.gov. Copies of the proxy statement may also be obtained free of charge from the Office of Corporate Governance of NYMEX Holdings, Inc.

April 17, 2006

Dear Fellow Shareholders,

My name is Michael Milano and I am running for an Equity Holder seat on the NYMEX Board of Directors. I have been a NYMEX Member since 1971 and was an independent floor trader for over 30 years, retiring in August of 2000. A graduate of Manhattan College, I played an important role in the development of energy futures trading by providing short-term liquidity and making competitive markets at the inception of each of NYMEX’s core energy futures contracts.

I am stating the obvious by writing about how important a time this is for our exchange. In such a competitive atmosphere, we must continue to focus on internal business development by being at the forefront of energy futures. The world is on the precipice of alternative energy development, which will have both producers and consumers demanding a futures market to provide price discovery. Our alliance with CME only enhances our reputation as the pricing benchmark for global energy, and we must continue to live up to that reputation.

Along with internal business development, we must keep up the efforts of global expansion. Over the last 5 years, we have seen record growth with overseas electronic trading and off-exchange clearing. Our agreement with CME creates the potential for energy trading to grow abroad by leaps and bounds, so we must be sure to seize this opportunity. The success of NYMEX ClearPort® Clearing in the overseas OTC marketplace shows the energy world the need for OTC clearing, and reflects the growing desire of the marketplace for counterparty credit mitigation. Now is the time to aggressively promote NYMEX’s products and services to the world.

I am grateful for the opportunity to run for our Board of Directors, and I will dedicate my time and effort into assuring the continued and future success of NYMEX.

Sincerely,

Michael A. Milano

Jim Mindling

32 Buttonball Lane

Weston, Connecticut 06883

U.S.A.

April 23rd, 2006

Dear Fellow Shareholders:

I, James Mindling am the beneficial owner of 90,000 shares of common stock of NYMEX Holdings, Inc. and 1 Class A memberships in New York Mercantile Exchange, Inc.

A proxy statement containing important information about the election of directors of NYMEX Holdings, Inc. and other matters will be filed with the Securities and Exchange Commission and mailed to the stockholders of NYMEX Holdings prior to NYMEX Holdings’ Annual Meeting of Stockholders scheduled for May 1, 2006. You are urged to read the proxy statement when it becomes available. When it is filed with the SEC, the proxy statement, as well as all of NYMEX Holdings’ SEC filings, can be obtained free of charge from the SEC’s website at www.sec.gov. Copies of the proxy statement may also be obtained free of charge from the Office of Corporate Governance of NYMEX Holdings, Inc.

I have been a member of NYMEX since 1979. I am offering myself as a candidate in the Equity Category for the NYMEX Board. I am paradigm breaker, willing to make sometimes painful changes which will assure NYMEX’s successful future. This is my view of the recent past at NYMEX:

*The NYMEX Board dithered for the past couple of years, and was unable to move forward on our own IPO, as the CME, CBOT and even ICE did successfully.

*As a result of this, NYMEX took on a caretaker, in the form of General Atlantic, to help us move the IPO process forward.

*GA was able to purchase 10% of the shares of NYMEX at a substantial discount, realizing a huge overnight profit, which is currently about a doubling of their investment of $170 Million Dollars.

*NYMEX Management, in a foolish and costly effort to expand our marketplace using open outcry, lost about $30-40 Million Dollars in Dublin and London. ICE, on the other hand, has captured a large share of our WTI market in a matter of weeks by offering it electronically.

*NYMEX Management, under imminent threat of losing major market share to ICE, and perhaps the CME down line, belatedly announced in early 2006 that we would have side by side trading technology by Q2 of 2006, WITHOUT even having a viable trading platform.

*NYMEX Management fortunately resurrected the failed CME negotiations for GLOBEX, and a deal was made in early April to allow NYMEX products to be traded side by side and after hours on GLOBEX.

*NYMEX Management has for years failed to develop its own viable side by side and after hours trading platform.

We have had far more luck than skill in many areas of our management. We have had a Board which has lavishly rewarded itself, and has self-indulged in expensive perks and benefits at a cost to all Shareholders.

If you vote for me in the Equity category for the NYMEX Board, you may be assured I will call it as I see it, with independence and a commitment to Shareholder value, the successful integration of side by side trading for the floor constituency, and a commitment to see that professional management and effective spending controls are implemented at NYMEX.

We have a great future if we stay focused on our collective priorities. I ask for your vote. Please feel free to call me to discuss any aspect of my views or yours.

Respectfully,

Jim Mindling

All letters and biographies will be mailed in a 9 x 12 envelope. At the bottom of each envelope in red print will be the following:

PLEASE DO NOT READ THE FOLLOWING IF YOU ARE SATISFIED WITH THE CURRENT NYMEX MANAGEMENT.

James M. Mindling NYMEX Biography

James M. Mindling brings a diverse background of business and personal experience to NYMEX.

A NYMEX Member since 1979, he offers the perspective of a Commodity insider, as well as the view of someone outside the industry; a person who is willing and able to consider new approaches and solutions, someone who has been involved in other types of businesses and projects, requiring the development of creative, imaginative and workable ideas.

He offers the perspective of a paradigm breaker, one who is willing to make or consider changes, to bring NYMEX into being a viable public company.

His commodity experience began while working for E.F. Hutton, on the IMM/CME in Chicago, as a trader/broker. After that, he worked in Los Angeles with Paramount Pictures, coordinating their Merchandising and Licensing for all Motion Picture and Television Production. Concurrently, he owned and operated a wholesale tour company, based in Los Angeles and Beverly Hills, California. The company concentrated primarily on student tours to Europe, and entertainment road tours.

From 1988 until 1994, he traded both on and off the NYMEX Floor, and served as a NYMEX Committee Member. He is currently on the NYMEX Equity Advisory Committee.

In 1994, he turned to Commercial Real Estate Development, concentrating primarily on projects in Colorado, Georgia and New York.

Jim lives in Weston, Ct. with his 9 year old daughter. In Vermont, where he also has a residence, he is a member of the Sage City Syndicate, which assists in development of the N. Bennington, Vermont area. Jim is also on the Advisory Board of the Bone Marrow Foundation. He is an active skier and instrument rated pilot.

ARON G. SCHNELL

121 HAROLD ROAD

HEWLETT NECK, NEW YORK 11598

I, Aron Schnell, am the beneficial owner of 181,000 shares of common stock of NYMEX Holdings, Inc. and 2 Class A memberships in New York Mercantile Exchange, Inc.

A proxy statement containing important information about the election of directors of NYMEX Holdings, Inc. and other matters will be filed with the Securities and Exchange Commission and mailed to the stockholders of NYMEX Holdings prior to NYMEX Holdings’ Annual Meeting of Stockholders scheduled for May 1, 2006. You are urged to read the proxy statement when it becomes available. When it is filed with the SEC, the proxy statement, as well as all of NYMEX Holdings’ SEC filings, can be obtained free of charge from the SEC’s website at www.sec.gov. Copies of the proxy statement may also be obtained free of charge from the Office of Corporate Governance of NYMEX Holdings, Inc.

Dear NYMEX Shareholders:

My name is Aron Schnell. I am a 35 year old father of four, and I started my business, Schnell & Co., in 2000. I became a full member in 2002 and am in the process of becoming a member firm. Those are the basic facts; I hope that the details below will demonstrate my commitment and dedication to this exchange and convince you that I deserve your support for a place on the board so as to best enhance the future prospects for every floor member and equity holder.

With all due modesty, I think that my relative youth, and the youth of so many of my friends and colleagues on the floor, represent the future of the exchange. Both times I decided to buy a seat, I paid record high prices. I believed then, and believe even more today, that NYMEX holds my future and, that if I trust the NYMEX, in turn and over time it will be good to me. Indeed it has been. My business has flourished, and obviously my initial investment has turned over several times. But we need to protect the essence of the exchange by continuing to conduct business by open outcry while, at the same time, embracing new and proven technologies that will enable this exchange to move forward to secure a dominant place as the true market leader. We have the open interest; we have the products; now all we need is the proper leadership to solidify our place as the industry benchmark.

It would be an honor and a great privilege to represent the exchange and its membership. I am ready willing and able to fight tirelessly for our businesses’ survival and growth. Allow me to turn my vision into reality by electing me to the Board in the At-Large category. It is time for me and others like me to stop pointing fingers and to step forward and try and help make a difference. I am prepared to get involved and take on responsibility and accountability. I’m doing this in order to secure my future and the future of those of you who have made a commitment to this exchange. I believe we can all make big changes, beginning with subtle ones. Changing the complexion of the Board and infusing it with the perspective of youth, interested in growth and longevity, will generate great benefits in years to come. The core of our livelihood depends on the health and welfare of the exchange; now and years into the future. Having already committed my financial resources, I think it is high time for me to dedicate my time which, as we all know, truly is the ultimate commodity.

Thank you for your attention.

Respectfully yours,

Aron Schnell

Frank A. Siciliano

353 Old Montauk Highway

Montauk, New York 11954

April 14, 2006

To the Shareholders, New York Mercantile Exchange:

I am writing to you as a proud owner of a NYMEX membership. We’ve come along way, but we have a long way to go. Our new Board will be faced with some hard decisions. We have our new electronic platform, but have yet to choose between cash or physically settled contracts. Our goals must be to create value for our IPO, preserve open outcry and grow our electronic trading.

As a member of the Finance Committee, I have been working over the last eight months to increase the value of the Exchange in order to position us for an IPO. I am pleased to have been part of the team that brought in JPMorgan Chase as our lead investment banker for the IPO.

I am also proud to have been instrumental in making sure that the membership would be compensated in the event the Exchange ceased to trade by open outcry and moved to electronic trading instead. In the fall of 2005, I suggested to the Chairman, Vice Chairman and President of the Exchange that a percentage of the income be distributed to the membership in the event the Exchange became totally electronic. Over a period of several months, I directly negotiated this concept with our Vice Chairman and William Ford from General Atlantic.

I am happy to say that as a result of those negotiations the General Atlantic Proxy included a specific provision that guarantees to the owners of the Class A membership ten percent (10%) of the gross revenue from any core product that becomes traded totally electronically. This 10% annuity is attached to the Class A membership in perpetuity and creates a floor on the price of the Class A membership. I believe this provision will prove to be the most important protection attached to our trading rights, as well as a huge source of income to the owners of the Class A membership.

I had the privilege to be one of four non-Board members who were permitted to review the General Atlantic Proxy and to be closely involved with the revisions of the Proxy. Our recommendations were submitted to and accepted by the Board of Directors.

However, we were not done yet. When the final document was produced, I realized we had not spent any time reviewing changes to the Bylaws and Rules that would result from approving the General Atlantic transaction. We spent countless hours reviewing these changes and meeting with outside counsel to review them. As you are aware, the General Atlantic transaction was approved overwhelmingly by the shareholders.

The recent partnering with the Chicago Mercantile Exchange now provides us with the technological ability to compete against all existing and potential competitors. I believe that embracing side-by-side trading and providing the members on the trading floor with the ability to trade electronically as well as by open outcry will allow us to keep our most important floor asset in place. Specifically, our members who make markets daily on the floor will be able to compete on a level playing field with outside electronic traders and customers. It is this liquidity that gives the Exchange its prominence in the energy markets. I am committed to ensuring that the Exchange provides the best possible handheld technology to our floor traders.

Going forward, I will continue to look to increase shareholder value prior to any IPO. I would also like to open up the process of producing the next Proxy for the IPO by inviting members from different sectors of the Exchange to participate. We could thereby avoid the pitfalls we experienced during the process of producing the General Atlantic Proxy.

My candidacy has the complete support of Richard Schaeffer, our future Chairman. Please feel free to contact him to confirm any of representations in this letter. I ask for your support and your vote and would welcome phone calls or emails to discuss any of the matters in this letter or other concerns.

Your vote will allow me to continue to work toward making sure that NYMEX retains its position as the premiere energy exchange in the world.

We’ve come a long way, but we have a long way to go.

Respectfully submitted,

FRANK A. SICILIANO

609-462-0569

polo360@hotmail.com

I, Frank Siciliano, am the beneficial owner of 91,000 shares of common stock of NYMEX Holdings, Inc. and 1 Class A membership in New York Mercantile Exchange, Inc.

A proxy statement containing important information about the election of directors of NYMEX Holdings, Inc. and other matters will be filed with the Securities and Exchange Commission and mailed to the stockholders of NYMEX Holdings prior to NYMEX Holdings’ Annual Meeting of Stockholders scheduled for May 1, 2006. You are urged to read the proxy statement when it becomes available. When it is filed with the SEC, the proxy statement, as well as all of NYMEX Holdings’ SEC filings, can be obtained free of charge from the SEC’s website at www.sec.gov. Copies of the proxy statement may also be obtained free of charge from the Office of Corporate Governance of NYMEX Holdings, Inc.

I, Dennis Suskind, am the beneficial owner of 0 (zero) shares of common stock of NYMEX Holdings, Inc. and 0 (zero) Class A memberships in New York Mercantile Exchange, Inc.

A proxy statement containing important information about the election of directors of NYMEX Holdings, Inc. and other matters will be filed with the Securities and Exchange Commission and mailed to the stockholders of NYMEX Holdings prior to NYMEX Holdings’ Annual Meeting of Stockholders scheduled for May 1, 2006. You are urged to read the proxy statement when it becomes available. When it is filed with the SEC, the proxy statement, as well as all of NYMEX Holdings’ SEC filings, can be obtained free of charge from the SEC’s website at www.sec.gov. Copies of the proxy statement may also be obtained free of charge from the Office of Corporate Governance of NYMEX Holdings, Inc.

Dear NYMEX Shareholders,

This letter is to solicit your support for my candidacy as a Public Board Member of NYMEX.

After more than 30 years, I retired from the business in 1991. In the 1960’s I worked on the Floor of both the New York Cocoa Exchange and the New York Mercantile Exchange when it was on Harrison Street. I was honored to be the first Board Member representing a Non-Agricultural Contract and partook in the discussions, as a Board Member, which led to the Opening of the first Energy Contract.

Rich Schaeffer reached out to me to consider running for a Public Member position. I have a tremendous appreciation for the operations of the Exchange and the contributions Floor Traders have been making since the beginning of open outcry trading.

I have been asked about my relationship with Wall Street firms and particularly Goldman Sachs. While I had a wonderful and rewarding career at Goldman, I am neither a shareholder nor involved with any Wall Street firm in any way.

I have enclosed my resume for you perusal.

I would appreciate you considering my candidacy and if elected I will work tirelessly for all the members/clients and stockholders of this great institution.

Respectfully,

Dennis Suskind